Exhibit 99.1

Avaya Connectivity Solutions

Combined Financial Statements

September 30, 2003, 2002 and 2001

Avaya Connectivity Solutions

Table of Contents to Combined Financial Statements

September 30, 2003, 2002, and 2001

Report of Independent Auditors	1

Combined Financial Statements:

Combined Statements of Operations for the Years Ended September 30, 2003, 2002, and 2001	2

Combined Balance Sheets as of September 30, 2003 and 2002	3

Combined Statements of Changes in Invested Equity and of Comprehensive Income (Loss) for the Years Ended September 30, 2003, 2002, and 2001	4

Combined Statements of Cash Flows for the Years Ended September 30, 2003, 2002, and 2001	5

Notes to Combined Financial Statements	6-33

Report of Independent Auditors

To  the Board of Directors and Stockholders of Avaya Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in invested equity and of comprehensive income (loss), and of cash flows present fairly, in all material respects, the financial position of Avaya Connectivity Solutions (the “Business”) at September 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The Business, as disclosed in Note 1 to the accompanying financial statements, is consolidated into Avaya and has extensive transactions and relationships with Avaya and its subsidiaries and affiliates, including financing provided by Avaya necessary to support the continued operations of the Business. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

December 5, 2003, except
for Note 12 as to which the
date is January 31, 2004

Avaya Connectivity Solutions

Combined Statements of Operations

(Dollars in thousands)

	Year Ended September 30,
	2003	2002	2001

Revenue	$541,700	$571,349	$1,319,671

Cost of goods sold	398,650	509,137	817,482

Gross margin	143,050	62,212	502,189

Operating expenses
Selling, general and administrative	105,581	105,616	247,592
Business restructuring charges (reversal) and related expenses, net	(505)	16,037	26,224
Research and development	29,335	30,050	51,973
Total operating expenses	134,411	151,703	325,789

Operating income (loss)	8,639	(89,491)	176,400
Other income (expense), net	11,048	(3,191)	(856)
Income (loss) before income taxes	19,687	(92,682)	175,544
Provision (benefit) for income taxes	719	(39,115)	61,081
Net income (loss)	$18,968	$(53,567)	$114,463

See Notes to Combined Financial Statements.

Avaya Connectivity Solutions

Combined Balance Sheets

(Dollars in thousands)

As of September 30,

2003

2002

ASSETS
Current Assets:
Receivables, less allowances of $749 at September 30, 2003 and $2,685 at September 30, 2002	$65,075	$44,596
Inventory	143,263	121,715
Deferred income taxes	29,037	45,827
Taxes receivable	22,455	—
Other current assets	12,260	13,387
TOTAL CURRENT ASSETS	272,090	225,525

Property, plant and equipment, net	179,064	202,637
Deferred income taxes	6,846	—
Intangible assets	7,377	3,885
Other assets	520	1,660
TOTAL ASSETS	$465,897	$433,707

LIABILITIES AND INVESTED EQUITY
Current Liabilities:
Accounts payable	$47,698	$30,931
Business restructuring reserve	150	5,600
Payroll and benefit liabilities	20,016	14,838
Unearned revenue	15,382	14,267
Other current liabilities	21,844	30,058
TOTAL CURRENT LIABILITIES	105,090	95,694

Benefit obligations	73,460	51,563
Deferred income taxes	—	748
Other liabilities	11,983	17,125
TOTAL NONCURRENT LIABILITIES	85,443	69,436

Commitments and contingencies

Minority interest	3,007	2,800

INVESTED EQUITY
Owner’s net investment	299,418	282,633
Accumulated other comprehensive loss	(27,061)	(16,856)
TOTAL INVESTED EQUITY	272,357	265,777
TOTAL LIABILITIES AND INVESTED EQUITY	$465,897	$433,707

See Notes to Combined Financial Statements.

Avaya Connectivity Solutions

Combined Statements of Changes in Invested Equity

and of Comprehensive Income (Loss)

(Dollars in thousands)

	Year Ended September 30,
	2003	2002	2001
OWNER’S NET INVESTMENT:
Beginning balance	$282,633	$412,506	$677,108
Net income (loss)	18,968	(53,567)	114,463
Transfers to Avaya	(534,247)	(698,519)	(1,611,690)
Transfers from Avaya	532,064	622,213	1,232,625
Ending balance	$299,418	$282,633	$412,506

ACCUMULATED OTHER COMPREHENSIVE LOSS:
Beginning balance	$(16,856)	$(140)	$(468)
Foreign currency translation	(2)	52	328
Minimum pension liability, net of tax	(10,203)	(16,768)	—
Ending balance	(27,061)	(16,856)	(140)

TOTAL INVESTED EQUITY	$272,357	$265,777	$412,366

COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$18,968	$(53,567)	$114,463
Foreign currency translation	(2)	52	328
Minimum pension liability, net of tax	(10,203)	(16,768)	—
Comprehensive income (loss)	$8,763	$(70,283)	$114,791

See Notes to Combined Financial Statements.

Avaya Connectivity Solutions

Combined Statements of Cash Flows

(Dollars in thousands)

	Year Ended September 30,
	2003	2002	2001

OPERATING ACTIVITIES:
Net income (loss)	$18,968	$(53,567)	$114,463
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Business restructuring charges (reversal), net	(603)	11,555	14,143
Depreciation and amortization	29,816	34,372	41,818
Provision for (reversal of) uncollectible receivables, net	(2,483)	(1,425)	9,483
Deferred income taxes	15,332	(18,447)	8,242
Gain on assets sold	(12,950)	—	—
Impairment of long-lived assets	2,336	—	—
Gain on curtailment of pension and postretirement plans	(2,405)	—	—
Adjustments for other non-cash items, net	(5,606)	2,757	119
Changes in operating assets and liabilities:
Receivables	(17,996)	128,595	(34,893)
Due from affiliates	—	—	314,629
Inventory	(21,548)	51,226	3,300
Taxes receivable	(22,455)	—	—
Accounts payable	16,767	(27,790)	(50,777)
Business restructuring reserve	(4,776)	(8,852)	(29,318)
Unearned revenue	1,115	(32,671)	10,438
Other assets and liabilities	(11,078)	(7,242)	(8,751)
NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(17,566)	78,511	392,896

INVESTING ACTIVITIES:
Capital expenditures	(2,914)	(11,427)	(30,958)
Proceeds from the sale of property, plant and equipment	13,026	—	2,800
NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	10,112	(11,427)	(28,158)

FINANCING ACTIVITIES:
Transfers (to) from Avaya, net	7,454	(67,084)	(364,738)
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	7,454	(67,084)	(364,738)
Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—
Cash and cash equivalents at end of year	$—	$—	$—

See Notes to Combined Financial Statements.

Avaya Connectivity Solutions

Notes to Combined Financial Statements

(Dollars in thousands)

1. Background and Basis of Presentation

Background

Avaya Connectivity Solutions (the “Business” or “Connectivity”) currently operates as a business unit of Avaya Inc. (“Avaya”) and is headquartered in Richardson, Texas.  The Business is a global leader in the design, development, manufacturing and marketing of structured cabling solutions supporting local area network applications for enterprises, and a U.S. leader of structured cabling solutions supporting central offices of telecommunications service providers.  Connectivity is also a leading designer and manufacturer of integrated cabinet solutions, which provide secure environmental enclosures engineered to protect and optimize the performance of wireless, digital subscriber line, and other electronic equipment primarily in outdoor locations.

Basis of Presentation

The combined financial statements of the Business as of September 30, 2003 and 2002 and for the fiscal years ended September 30, 2003, 2002 and 2001 have been derived from the financial statements and accounting records of Avaya.  Management believes the assumptions underlying the combined financial statements are reasonable.  However, the combined financial statements included herein may not necessarily reflect the Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had Connectivity been a stand-alone company during the periods presented.

Corporate Overhead and Research and Development Allocations

The combined financial statements include allocations of certain Avaya assets, liabilities, and expenses related to Connectivity’s businesses.  General corporate overhead primarily includes legal, accounting, tax, insurance, public relations, advertising, business restructuring related expenses, and information systems.

These allocations have been presented in the Combined Statements of Operations in the following amounts:

	Year Ended September 30,
	2003	2002	2001
Cost of goods sold	$7,865	$18,629	$20,420
Selling, general and administrative	36,920	52,593	149,917
Business restructuring related expenses	169	4,534	12,081
Research and development (R&D)	2,711	7,272	12,754
Other expense, net	—	—	973
Total	$47,665	$83,028	$196,145

For the years ended September 30, 2003 and 2002, general corporate overhead and R&D expenses were allocated by Avaya based on the Business’ revenue as a percentage of Avaya’s total revenue.  For the year ended September 30, 2001, general corporate overhead and R&D expenses were allocated by Avaya based on a combination of (i) the Business’ revenue as a percentage of Avaya’s total revenue and (ii) the ratio of the number of the Business’ employees to the number of Avaya’s employees.  Management believes that the change in allocation methodology provides a rational association of matching the amount of expense that contributes to the generation of revenue.  If corporate overhead and R&D expenses in fiscal 2001 had been allocated solely on the percentage of revenue methodology, the allocations would have been: $44,290 for cost of goods sold, $93,394 for selling, general and administrative, and $20,735 for R&D.

Management believes the costs of these services allocated to the Business are a reasonable reflection of the costs attributable to Connectivity that have been incurred by Avaya.  However, the terms of these transactions, including the allocated expenses, may differ from those that would result from transactions with unrelated parties.

Cash Management and Financing

Avaya uses a centralized approach to cash management and the financing of its operations.  Cash deposits from the Business’ operations are predominately from the collection of receivables and are transferred to Avaya on a regular basis and netted against the owner’s net investment account.  As a result, none of Avaya’s cash, cash equivalents or debt at the corporate level has been allocated to the Business in the combined financial statements.  Changes in invested equity primarily represent the Business’ transfers to or from Avaya of its cash flows from operations after giving effect to the funding required for working capital, business restructuring obligations and capital expenditure requirements.  Avaya does not allocate interest expense to the Business.

Pension and Postretirement Costs

Avaya assumes responsibility for pension and postretirement benefits for its active employees, including employees of the Business.  For the purposes of the Business’ combined financial statements, the pension and postretirement benefit obligations, plan assets and periodic benefit costs incurred by the Business were computed using actuarial assumptions for Avaya employees who performed services for the Business.  Additionally, no allocation of costs or obligations related to retired and terminated vested employees of the Business are included in the Business’ combined financial statements.  Contributions to the defined pension and postretirement plans are made by Avaya on behalf of the Business’ eligible employees.

Income Taxes

Historically, the Business has been included in the consolidated U.S. federal income tax return and various consolidated and separate income tax returns of Avaya.  The combined financial statements present the Business’ income tax expense/(benefit) and deferred income tax balances on a separate tax return basis, though such tax attributes are nontransferable as there is no formal tax sharing agreement between the Business and Avaya.  Accordingly, the results included herein may not necessarily reflect the Business’ tax obligation had Connectivity been a stand-alone company during the periods presented.

The Business reflects the payment of current liabilities for income taxes in the Owner’s net investment account on the combined financial statements on the basis that all payments for income tax liabilities are considered contributions from Avaya to the Business.  Conversely, the collection of current receivables for income taxes by the Business is reflected in the Owner’s net investment account on the combined financial statements on the basis that all refunds for income tax receivables are considered distributions from the

Business to Avaya.  The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the assets and liabilities.

2. Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements include the direct and dedicated accounts and transactions from Avaya that comprise Connectivity’s businesses and an allocation of certain assets, liabilities and operations of Avaya that are not directly associated with Connectivity.  In addition, the combined financial statements include 100 percent of the accounts and transactions from Avaya Ireland Ltd. and Avaya GCM Sales Ltd.  Connectivity also combines its 60 percent interest in Avaya Tianjin Cable Company.  The results attributable to the minority holder are included in other income (expense), net.  All material intercompany transactions and balances between and among Connectivity’s businesses have been eliminated.  Transactions between any of Connectivity’s businesses and Avaya are included in these financial statements.

Use of Estimates

The preparation of the combined financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the periods reported.  These estimates include an allocation of costs to the Business by Avaya in fiscal 2003, 2002 and 2001, assessments of the collectibility of accounts receivable, the use and recoverability of inventory, the realizability of deferred tax assets, useful lives of tangible assets, restructuring reserves, and pension and postretirement obligations, among others.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the combined financial statements in the period they are determined to be necessary.  Actual results could differ from these estimates.

Foreign Currency Translation

Balance sheet accounts of the Business’ foreign operations are translated from foreign currencies into U.S. dollars at period-end exchange rates while income and expenses are translated at average exchange rates during the period.  Translation gains or losses related to net assets located outside the U.S. are shown as a component of accumulated other comprehensive income (loss) in invested equity.  Gains and losses resulting from foreign currency transactions, which are denominated in currencies other than the entity’s functional currency, are included in the Combined Statements of Operations.

Revenue Recognition

The Business’ direct sales to customers and indirect sales to distribution partners of structured cabling and integrated cabinet solutions are recognized when contractual obligations have been satisfied, title, and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured.  The Business provides for estimated sales returns and other allowances and deferrals as a reduction of revenue at the time of revenue recognition, as required.

Research and Development Costs

Research and development costs include materials, equipment, and facilities that have no alternative future use, depreciation on equipment and facilities currently used for research and development, personnel costs, contract services and reasonable allocations of indirect costs, if clearly related to research and development activity.  Research and development costs are charged to expense as incurred.

Inventory

Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market.  Inventory includes the capitalization of certain direct and indirect manufacturing overhead costs.  During fiscal 2002, the Business modified the methodology used to determine the fair market value of inventory for its lower or cost or market analysis, as well as the capitalization methodology associated with the direct and indirect manufacturing overhead costs included in inventory.  The impact of these changes resulted in an increase in the cost of sales of approximately $3,300 for fiscal 2002.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Depreciation is determined using the straight-line method over the estimated useful lives of the various asset classes.  Estimated lives range from three to 10 years for machinery and equipment, and 40 years for buildings.  Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to expense as incurred.  Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the Combined Balance Sheets and any gain or loss is reflected in the Combined Statements of Operations.  During fiscal 2003, the Business sold a tract of land with a carrying value of $76 and recorded a gain of $12,950 in other income (expense), net.

Certain costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over a period not exceeding seven years.  Costs for general and administrative, overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred.  As of September 30, 2003 and 2002, the Business had unamortized internal use software costs of $9,158 and $11,014, respectively.  Amortization expense related to internal use software amounted to $1,856 and $2,361 in 2003 and 2002, respectively.

Long-lived assets are reviewed for impairment whenever events such as product discontinuance, plant closures, product dispositions or other changes in circumstances indicate that the carrying amount may not be recoverable.  In reviewing for impairment, the Business compares the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition.  Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset.  Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.  During fiscal 2003, the Business recorded an asset impairment of $2,336 related to obsolete machinery and equipment.

Stock Compensation

Connectivity employees participate in Avaya’s stock option plans, which are described more fully in Note 7 — Stock Compensation Plans.  The Business applies the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for such stock compensation.  Accordingly, no stock-based employee compensation cost related to stock options is reflected in the Business’ Combined Statements of Operations, as all options granted to Connectivity employees under the Avaya plan had an exercise price equal to the market value of the underlying common stock on the date of grant.  The Business records compensation expense for the amortization of Avaya restricted stock units issued to Connectivity employees. The following table illustrates the effect on net income (loss) as if the Business had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.”

	Year Ended September 30,
	2003	2002	2001

Net income (loss), as reported	$18,968	$(53,567)	$114,463
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effect	(1,520)	(1,624)	(1,829)
Pro forma net income (loss)	$17,448	$(55,191)	$112,634

The fair value of stock options used to compute pro forma net income (loss) disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended September 30,
	2003	2002	2001
Weighted average assumptions:
Dividend yield	0%	0%	0%
Expected volatility	75.0%	61.5%	50.4%
Risk-free interest rate	2.7%	4.3%	5.7%
Expected holding period (in years)	3.8	3.9	3.3

Other Comprehensive Income (Loss)

Other comprehensive income (loss) is recorded directly to the accumulated other comprehensive loss account on the Combined Balance Sheet and includes unrealized gains and losses excluded from the Combined Statements of Operations.  These unrealized gains and losses consist of adjustments to the minimum pension liability, net of income taxes, and foreign currency translation adjustments, which are not adjusted for income taxes since they primarily relate to indefinite investments in non-U.S. entities.  The minimum pension liability adjustment represents the excess of the additional pension liability over the unrecognized prior service cost.

Business Restructuring Charges and Related Expenses

The Business accounts for exit or disposal activities initiated after December 31, 2002, in accordance with SFAS No. 146, “Accounting For Costs Associated With Exit Or Disposal Activities,” (“SFAS 146”).  Prior to December 31, 2002, the Business accounted for its restructuring activities in accordance with Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” (“EITF 94-3”).  The principal difference between SFAS 146 and EITF 94-3 is that SFAS 146 requires that a liability for exit or disposal activities be recognized when the liability is incurred, whereas under EITF 94-3, a liability was recognized at the date an entity committed to an exit plan.

In accordance with SFAS 146, a business restructuring is defined as a program that is planned and controlled by management, and materially changes either the scope of a business or the manner in which that business is conducted.  Business restructuring charges include (1) one-time termination benefits related to employee separations, (2) contract termination costs and (3) other associated costs such as consolidating or closing facilities and relocating employees.

A liability is recognized and measured at its fair value for one-time termination benefits once the plan of termination is communicated to employees and it meets all of the following criteria:  (1) management commits to a plan of termination, (2) the plan identifies the number of employees to be terminated, their job classifications or functions, locations and the expected completion date, (3) the plan establishes the terms of the benefit arrangement and (4) it is unlikely that significant changes to the plan will be made or the plan will be withdrawn.  Contract termination costs include costs to terminate a contract or costs that will continue to be incurred under the contract without benefit to the Business.  A liability is recognized and measured at its fair value when the Business either terminates the contract or ceases using the rights conveyed by the contract.  A liability is recognized and measured at its fair value for other associated costs in the period in which the liability is incurred.

The Business periodically evaluates its business restructuring reserve to ensure that any accrued amount no longer needed for its originally intended purpose is reversed in a timely manner. A reversal of the liability, if any, is recorded through the same statement of operations line item that was used when the liability was initially recorded.

Unearned revenue

As part of the revenue recognition process, the Business attempts to limit its exposure to excessive inventory held by significant indirect channel distributors that may result in potentially large product returns.  Accordingly, the Business implements a policy whereby revenue and related costs are deferred for product held at significant indirect channel distributors in excess of 13 weeks supply.  During fiscal 2001, the Business changed this methodology to increase the amount of inventory held by significant indirect channel distributors that would result in a deferral of revenue and related costs from 8 weeks to 13 weeks.  This change resulted in an increase in gross margin of approximately $5,100.

Financial Instruments

The Business uses various financial instruments, including foreign currency forward and option contracts, to manage and reduce risk to the Business by generating cash flows which offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing.  The Business’ derivative financial instruments are used as risk management tools and not for speculative or trading purposes.  Although not material, these derivatives represent assets and liabilities and are classified as other current assets or other current liabilities on the accompanying Combined Balance Sheets.  Gains and losses on the changes in the fair values of the Business’ derivative instruments are included in other income (expense), net.

As permitted under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”), the Business has elected not to designate its forward and option contracts as hedges thereby precluding the use of hedge accounting for these instruments.  Such treatment could result in a gain or loss from fluctuations in exchange rates related to a derivative contract, which is different from the loss or gain recognized from the underlying forecasted transaction.  However, the Business has procedures to manage risks associated with its derivative instruments, which include limiting the duration of the contracts, typically six months or less and the amount of the underlying exposures that can be economically hedged.  Historically, the gains and losses on these transactions have not been significant.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

3. Recent Accounting Pronouncement

FASB Interpretation No. 46

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure requirements of FIN 46 and the consolidation requirements for variable interest entities created or acquired subsequent to January 31, 2003 became effective for combined financial statements issued by the Business beginning in fiscal 2003. For variable interest entities created or acquired prior to February 1, 2003, the consolidation requirements of FIN 46 become effective for the Business in fiscal 2004. Connectivity currently has no significant contractual relationship or other business relationship with a variable interest entity and therefore the complete adoption of FIN 46 is not expected to have a material effect on the Business’ combined results of operations, financial position or cash flows.

4. Supplemental Financial Information

Statement of Operations Information

	Year Ended September 30,
	2003	2002	2001
Other income (expense), net:
Gain on sale of land	$12,950	$—	$—
Foreign exchange losses	(1,284)	(3,700)	(2,405)
Rental income	—	—	2,362
Minority interest	(208)	(102)	(610)
Miscellaneous, net	(410)	611	(203)
Total other income (expense), net	$11,048	$(3,191)	$(856)

Balance Sheet Information

	As of September 30,
	2003	2002
Inventory:
Finished goods	$102,903	$88,211
Raw materials and work in process	40,360	33,504
Total inventory	$143,263	$121,715

	As of September 30,
	2003	2002
Property, plant and equipment, net:
Land and improvements	$9,053	$9,081
Buildings and improvements	138,553	132,481
Machinery and equipment	315,967	342,180
Assets under construction	990	2,823
Internal use software	17,051	17,059
Total property, plant and equipment	481,614	503,624
Less: Accumulated depreciation and amortization	(302,550)	(300,987)
Property, plant and equipment, net	$179,064	$202,637

Cash Flow Information

Payments for income taxes historically were paid by Avaya on behalf of the Business and do not necessarily reflect what the Business would have paid had it been a stand-alone company.  Additionally, any income tax refunds due to the Business are viewed as a deemed distribution to Avaya from the Business.

The table below reconciles net transfers (to) from Avaya between the Combined Statements of Changes in Invested Equity and the Combined Statements of Cash Flows by adjusting for non-cash transactions:

	Year Ended September 30,
	2003	2002	2001
Net transfers (to) from Avaya in the Combined Statements of Changes in Invested Equity	$(2,183)	$(76,306)	$(379,065)
Adjustment for non-cash transactions:
Decrease (increase) in prepaid benefit costs	—	—	11,694
Decrease (increase) in benefit obligations	4,459	17,080	(6,279)
Decrease (increase) in payroll and benefit liabilities	5,178	(7,858)	8,912
Net transfers (to) from Avaya in the Combined Statements of Cash Flows	$7,454	$(67,084)	$(364,738)

5. Business Restructuring Charges and Related Expenses

Avaya initiated restructuring actions in fiscal 2002 to further reduce costs and expenses in order to enable it to reach a profitability break-even point.  In fiscal 2001, Avaya accelerated its restructuring plan that was originally adopted in September 2000 to improve profitability and business performance as a stand-alone company after its separation from Lucent.

The following table summarizes the status of the Avaya business restructuring charges and related expenses as well as the related reserve attributable to the Business’ operations during fiscal 2001, 2002 and 2003:

	Business Restructuring Charges					Total
	Employee separation costs	Lease termination obligations	Other exit costs	Total business restructuring charges	Incremental period expenses	business restructuring and related expenses

Balance as of September 30, 2000	$25,232	$3,953	$2,710	$31,895	$—	$31,895

Fiscal 2001:
Charges	$14,563	$3,052	$—	$17,615	$12,081	$29,696
Reversals	(3,066)	—	(406)	(3,472)	—	(3,472)
Decrease in prepaid benefit costs/increase in benefit obligations, net.	(10,846)	—	—	(10,846)	—	(10,846)
Cash payments	(23,652)	(3,362)	(2,304)	(29,318)	(12,081)	(41,399)
Balance as of September 30, 2001	$2,231	$3,643	$—	$5,874	$—	$5,874

Fiscal 2002:
Charges	$12,004	$127	$—	$12,131	$4,534	$16,665
Reversals	(279)	(349)	—	(628)	—	(628)
Net increase in benefit obligations	(2,925)	—	—	(2,925)	—	(2,925)
Cash payments	(7,147)	(1,705)	—	(8,852)	(4,534)	(13,386)
Balance as of September 30, 2002	$3,884	$1,716	$—	$5,600	$—	$5,600

Fiscal 2003:
Charges	$—	$—	$—	$—	$169	$169
Reversals	(319)	(355)	—	(674)	—	(674)
Cash payments	(3,415)	(1,361)	—	(4,776)	(169)	(4,945)
Balance as of September 30, 2003	$150	$—	$—	$150	$—	$150

Fiscal 2003

As of September 30, 2003, the business restructuring reserve reflects the remaining balance associated with Connectivity’s business restructuring charges recorded in fiscal 2002.  In fiscal 2003, the Business recorded a reversal of $674 primarily attributable to higher employee attrition than originally anticipated and more favorable than expected real estate lease termination costs.  The $169 of incremental period expenses primarily includes consolidation costs and severance administration.

Fiscal 2002

In fiscal 2002, the Business recorded a pre-tax charge of $16,665 for business restructuring and related expenses, which is expected to result in a $13,210 usage of cash, net of reversals.  The components of the charge included $12,004 of employee separation costs, $127 of lease termination costs and $4,534 of incremental period expenses.  This charge was partially offset by a $628 reversal to income primarily attributable to fewer employee separations than originally anticipated.

The charge for employee separation costs was composed of $9,079 for severance as well as $2,925 primarily related to the cost of curtailment in accordance with SFAS No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (“SFAS 88”).  Lease termination costs included approximately $127 of real estate, net of anticipated sublease income.  The $4,534 of incremental period expenses includes relocation and consolidation costs.

The employee separation costs were incurred in connection with the elimination of approximately 892 management and union-represented employee positions, all of which had departed the Business as of September 30, 2003.  Employee separation costs included in the business restructuring reserve are made through lump sum payments, although certain union-represented employees elected to receive a series of payments extending over a period of up to two years from the date of departure.  As of September 30, 2003, all severance payments had been completed.  The remaining balance in the business restructuring reserve as of September 30, 2003 is essentially related to employee separation costs for outplacement services, which the Business expects will be entirely utilized in fiscal 2004.

The $127 charge for real estate represents an adjustment to increase the accrued amount for previously reserved sites due to a continuing deterioration in the commercial real estate market.  Payments for all real estate obligations had been completed as of September 30, 2003.

Fiscal 2001

In fiscal 2001, the Business recorded a pretax charge of $29,696 for business restructuring charges and related expenses, which resulted in a usage of approximately $18,240 in cash through fiscal 2002.  This charge was partially offset by a $3,472 reversal to income related to the fiscal 2000 business restructuring charge primarily attributable to fewer employee separations than originally anticipated.

The components of the fiscal 2001 charge include $14,563 of employee separation costs, $3,052 of lease termination costs, and $12,081 of incremental period expenses.  The charge for employee separation costs is composed of $10,846 primarily for enhanced pension and postretirement benefits, which represent the cost of curtailment in accordance with SFAS No. 88, and $3,717 for severance, special benefit payments and other employee separation costs.  The $12,081 of incremental period expenses is composed primarily of computer system transition costs to facilitate the separation from Lucent.

The employee separation costs in fiscal 2001 were incurred in connection with the elimination of approximately 748 employee positions through a combination of involuntary and voluntary separations, including an early retirement program targeted at U.S. management employees.  Employee separation payments that are included in the business restructuring reserve were made either through a lump sum or a series of payments extending over a period of two years from the date of departure at each employee’s option.  This workforce reduction was completed as of September 30, 2002.  Real estate lease termination costs relate to 103,190 square feet of excess administrative office space in the U.S. and have been reduced for sublease income that management believes is probable.  Payments on lease obligations were completed in fiscal 2003.

In addition, in fiscal 2001, the Business recorded $9,429 in allocated selling, general and administrative expenses for start-up activities related to establishing independent operations, including fees for investment banking and other professional advisors, and marketing costs associated with establishing the Avaya brand.

Fiscal 2000

In fiscal 2000, the Business recorded a pretax charge of $43,150 for business restructuring charges and related expenses in connection with the separation from Lucent.  The components of the charge include $26,696 of employee separation costs, $3,953 of lease termination costs, $2,710 of other exit related costs, and $9,791 of incremental period expenses, all of which resulted in a usage of cash.  In fiscal 2000, cash payments were made in the amount of $1,464 for employee separation costs and $9,791 for incremental period costs.

The charge for employee separation costs in fiscal 2000 included severance, medical and other benefits attributable to the worldwide reduction of approximately 379 union-represented and management positions.  This workforce reduction was completed in fiscal 2001.  The charge for lease termination obligations was primarily due to cancelled equipment leases.  Other exit costs consisted of decommissioning legacy computer systems and incremental period expenses including computer system transition costs, each of which are related to the separation from Lucent.

6. Income Taxes

The income tax provision has been calculated on a separate return basis.  The following table reflects the U.S. and foreign components of pretax income and the provision (benefit) for income taxes:

	Year Ended September 30,
	2003	2002	2001
Income before income taxes:
U.S.	$(20,178)	$(135,205)	$134,769
Foreign	39,865	42,523	40,775
Subtotal	$19,687	$(92,682)	$175,544

Income tax provision (benefit):
U.S.	$(7,123)	$(45,209)	$51,766
Foreign	7,842	6,094	9,315
Subtotal	$719	$(39,115)	$61,081

Income tax provision (benefit) consists of:
Current:
U.S.	$(22,455)	$(26,762)	$43,524
Foreign	7,842	6,094	9,315
Subtotal	(14,613)	(20,668)	52,839

Deferred:
U.S.	15,332	(18,447)	8,242
Foreign	—	—	—
Subtotal	15,332	(18,447)	8,242

Provision (benefit) for income taxes	$719	$(39,115)	$61,081

The principal items accounting for the differences in income tax provision (benefit) computed at the U.S. statutory rate and as recorded on an overall basis for the years ended September 30, 2003, 2002 and 2001 are as follows:

	Year Ended September 30,
	2003	2002	2001
Statutory U.S. federal income tax rate	35.0%	(35.0)%	35.0%
State and local income taxes, net of federal tax effect.	(3.1)	(3.1)	3.5
Tax differentials on foreign earnings	(23.7)	(5.9)	(2.8)
Tax benefits of extraterritorial income exclusion	(5.1)	(0.8)	(1.0)
Valuation allowance	—	2.6	—
Other, net	0.6	—	0.1
Effective tax rate	3.7%	(42.2)%	34.8%

The components of deferred tax assets and liabilities at September 30, 2003 and 2002 are as follows:

	As of September 30,
	2003	2002
Deferred income tax assets:
Benefit obligations and other accrued employee expenses	$37,641	$28,903
Environmental reserve	2,584	3,104
Business restructuring reserve	57	2,111
Net operating losses and tax credits	6,403	4,719
Inventory reserve	18,901	31,841
Other	3,856	10,190
Total deferred tax assets	$69,442	$80,868

Deferred income tax liabilities:
Property, plant and equipment	$21,966	$23,262
Internal use software	3,181	3,612
Prepaid benefit costs	6,016	6,519
Total deferred tax liabilities	$31,163	$33,393
Valuation allowance	(2,396)	(2,396)
Net deferred tax asset	$35,883	$45,079

As of September 30, 2003, the Business had tax credit carryforwards of $2,396 and state and local net operating loss carryforwards (after-tax) of $4,007.  The tax credit carryforwards of $2,396 expire within five years.  State net operating losses expire through the year 2023, the majority of which expire in excess of 10 years.

The valuation allowance established for deferred tax assets primarily relates to foreign tax credit carryforwards for which management believes it is more likely than not such deferred tax amounts will not be realized.

In assessing the realizability of deferred tax assets, the Business considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The Business considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and certain distinct tax planning strategies in making this assessment.  The amount of net deferred tax assets determined to be realizable was measured by calculating the tax effect of the tax planning strategies, which include potential sale of assets and liabilities.  Based on this assessment, the Business determined that it is more likely than not that all of the deferred tax assets, with the exception of the deferred tax asset associated with foreign tax credit carryforwards, will be realized.

In preparing its combined financial statements, the Business calculated income tax expense in each foreign location where Avaya’s non-U.S. subsidiaries filed income tax returns on a separate tax return basis.  The Business has not provided for U.S. deferred income taxes or foreign withholding taxes on an estimated $182,189 of undistributed earnings of its non-U.S. subsidiaries as of September 30, 2003, since the Business intends to reinvest these earnings indefinitely.

7. Stock Compensation Plans

Connectivity employees participate in Avaya’s stock compensation plans, which provide for the issuance to eligible employees of nonqualified stock options and restricted stock units representing Avaya common stock.  In addition, Avaya has a stock purchase plan under which eligible Connectivity employees have the ability to purchase shares of Avaya common stock at 85% of market value.  During fiscal 2003, 2002 and 2001, certain employees of the Business were granted stock options and other equity-based awards under Avaya’s stock-based compensation plans.

Stock Options

Stock options generally are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of grant, have a term of 10 years or less and vest within four years from the date of grant.

The following table summarizes information concerning Avaya options issued to Connectivity employees during the years ended September 30, 2003, 2002 and 2001. Stock option activity may not necessarily be indicative of what the activity would have been had the Business been a separate stand-alone entity during those periods.

	Shares (000’s)	Weighted Average Exercise Price

Options outstanding at September 30, 2000	1,338	$33.46
Granted/Assumed	814	16.69
Forfeited/Expired/Exchanged (1)	(682)	38.99
Options outstanding at September 30, 2001	1,470	21.60
Granted/Assumed	470	6.36
Forfeited/Expired	(164)	29.99
Options outstanding at September 30, 2002	1,776	16.79
Granted/Assumed	618	3.07
Exercised	(79)	4.78
Forfeited/Expired	(106)	22.07
Options outstanding at September 30, 2003	2,209	$13.12

(1)          Includes the exchange of 680,751 employee stock options for restricted stock units noted below.

The weighted average fair value of Avaya’s stock options granted to Connectivity employees during the fiscal years ended September 30, 2003, 2002, and 2001 was estimated at $1.72, $3.16, and $11.48 per share respectively calculated using the Black-Scholes option-pricing model.

The following table summarizes information about stock options outstanding and exercisable at September 30, 2003:

	Stock Options Outstanding			Stock Options Exercisable
Range of exercise prices	(000’s)	Average remaining life (years)	Weighted average price	(000’s)	Weighted Average Price

$0.01 to $3.25	562	6.26	$3.01	8	$2.57
$3.26 to $7.39	434	5.60	6.27	172	6.38
$7.40 to $11.75	35	7.19	11.32	24	11.33
$11.76 to $21.09	802	6.93	16.13	469	15.11
$21.10 to 51.21	376	5.29	29.92	365	29.54
Total	2,209		$13.12	1,038	$18.55

As of September 30, 2002 and 2001, there were 700 and 459 exercisable outstanding stock options with a weighted average exercise price of $22.56 and $25.06, respectively.

Restricted Stock Units

Avaya’s stock compensation plans permit the granting of restricted stock units to eligible Connectivity employees at fair market value at the date of grant and typically become fully vested over a three-year period.  Restricted stock units are payable in shares of Avaya common stock upon vesting.

The Business records compensation expense for the amortization of restricted stock units issued to employees.  Compensation expense was $1,069, $536, and $292 for the fiscal years ended September 30, 2003, 2002, and 2001 respectively, of which approximately $172 was included in the business restructuring charge recorded in fiscal 2001.

The following table presents the total number of shares of Avaya common stock represented by restricted stock units granted to the Business’ employees, including those granted in connection with the Exchange described below:

	Year ended September 30,
	2003	2002	2001
Restricted stock units granted	247,428	20,000	126,758
Weighted average market value of shares granted during the period	$3.05	$6.39	$12.82

In connection with the amounts recorded as a business restructuring charge for the vesting of restricted stock units, there were 13,615 Avaya common shares issued to Connectivity employees who departed the business in fiscal 2001.

In June 2001, Avaya commenced an offer to eligible employees to exchange (the “Exchange”) certain employee stock options for restricted stock units representing common shares.  The Exchange was based on a predetermined exchange value divided by $12.85 per common share, which was the average of the high and low trading prices of Avaya common stock on the New York Stock Exchange (“NYSE”) on July 26, 2001. As a result of the Exchange, approximately 680,751 options held by Connectivity employees were cancelled and 116,758 restricted stock units were granted on July 31, 2001. The restricted stock units resulting from the Exchange vest in three succeeding annual anniversary dates beginning on August 1, 2002, subject to acceleration of vesting upon certain events.

The Business recorded approximately $1,473 as non-cash deferred compensation for the intrinsic value of the restricted stock units on the effective date of the Exchange.  This amount was calculated by multiplying the number of restricted stock units by $12.62, which was the average of the high and low trading price of Avaya’s common stock on the NYSE on July 31, 2001, the date of grant of the restricted stock units. The non-cash deferred compensation associated with the restricted stock units will be recognized as expense on a straight-line basis over the three-year vesting period.

Employee Stock Purchase Plan (“ESPP”)

Under the terms of the Avaya ESPP, eligible Connectivity employees may have up to 10 percent of eligible compensation deducted from their pay to purchase Avaya common stock. The per share purchase price is 85 percent of the average high and low per share trading price of Avaya’s common stock on the NYSE on the last trading day of each month. During the fiscal years ended September 30, 2003, 2002, and 2001, 191,421, 259,909 and 173,279 Avaya shares were purchased at a weighted average price of $2.44, $3.96, and $10.74 respectively.

8. Benefits Obligations

Pension and Other Postretirement Benefits

Avaya maintains defined benefit pension plans covering the majority of its employees and retirees, and postretirement benefit plans for retirees that include healthcare benefits and life insurance coverage. Connectivity does not have a separate pension plan or postretirement benefit plan, however, Connectivity employees participate in Avaya’s benefits plans.  In fiscal 2003, Avaya announced its intention to adopt amendments to its pension and postretirement plans.  Effective December 31, 2003, Avaya will freeze the benefit accruals and additional participation in the plans for its management employees.  Avaya will also enhance its contribution towards the 401(k) program for management employees effective January 1, 2004.  The changes in the pension and postretirement plans were accounted for as curtailments in accordance with SFAS No. 88.

Effective June 1, 2003, Avaya entered into new collective bargaining agreements with the Communications Workers of America and the International Brotherhood of Electrical Workers on behalf of the Business, which included pension increases and postretirement healthcare cap increases over the term of the 3 year agreements. Additionally, Avaya provided current retirees of the management pension plan with a one-time opportunity to take a full or partial lump sum distribution from the Plan with a payout date of December 1, 2003.

For the fiscal year ended September 30, 2003, the Business recorded a net pension expense of $3,560, which included a $1,637 curtailment gain from freezing management pension benefit accruals, and a $2,821 charge for special termination benefits offered to represented employees as a result of the new collective bargaining agreements.  The Business also recorded a net postretirement benefit expense of $2,612, which included a $768 gain related to the curtailment.  During fiscal 2003, the projected pension benefit obligation increased by $734 as a result of the amendments to Avaya’s pension plan attributed to Connectivity employees for the curtailment of benefit accruals, the new collective bargaining agreements, and the lump sum distribution for its retirees.                               The projected postretirement benefit obligation increased by $11,623 as a result of the amendment to Avaya’s postretirement plan attributed to Connectivity employees for the collective bargaining agreements.

Avaya contributed $2,203 related to Connectivity for the management pension plan in fiscal 2003. Based upon this contribution, there are no required contributions to be made in fiscal year 2004.

On September 30, 2003, the annual measurement date, the accumulated benefit obligation related to Avaya’s pension plans attributed to Connectivity employees exceeded the fair value of the pension plan assets (such excess is referred to as an unfunded accumulated benefit obligation). This difference reflects an increase in the accumulated benefit obligation that resulted from a decrease from 6.5% to 6.0% in the interest rate used to discount the projected benefit obligation to its present amount. This unfunded accumulated benefit obligation exceeded the Business’ accrued pension liability by $50,614, an increase of $19,843 from September 30, 2002. As a result, in accordance with SFAS 87, the Business recorded an adjustment to increase the additional minimum pension liability from $30,771 at September 30, 2002 to $50,614 at September 30, 2003. This resulted in a $16,339 increase to accumulated other comprehensive loss, from $26,910 at September 30, 2002 to $43,249 at September 30, 2003, and a $3,504 increase to intangible assets, from $3,861 at September 30, 2002 to $7,365 at September 30, 2003.

In conjunction with the recognition of the additional minimum pension liability, the Business also recorded in fiscal 2003 a deferred tax asset of $6,136.  This increased the deferred tax asset, related to the minimum pension liability from $10,142 at September 30, 2002 to $16,278 at September 30, 2003. The increase to the deferred tax asset was recorded through accumulated other comprehensive loss.

In fiscal year 2002, the Business recorded pension and postretirement expense of $4,835 and $2,148, respectively.  Pension expense included charges for curtailment of $2,138 in connection with Connectivity’s business restructuring efforts.

In fiscal 2001, the Business recorded pension and postretirement expense of approximately $11,632 and $4,567, respectively.  Pension expense included charges for curtailment and special termination benefits of approximately $3,686 and $6,484, respectively, in connection with Connectivity’s business restructuring efforts.

The following table shows the activity in Avaya’s defined benefit and postretirement plans as related to the Business’ employees:

	Pension Benefits As of September 30,		Postretirement Benefits As of September 30,
	2003	2002	2003	2002
Change in benefit obligation:
Benefit obligation as of October 1	$153,615	$145,700	$46,701	$41,800
Service cost	6,367	6,343	967	916
Interest cost	10,067	10,155	3,133	2,890
Amendments	734	—	11,623	—
Actuarial loss	11,266	9,908	3,442	2,926
Special termination benefits	2,821	—	—	—
Transfer to Avaya for Retired and Terminated Vested Employees During Period	(39,081)	(18,491)	(12,543)	(1,831)
Benefit obligation as of September 30	145,789	153,615	53,323	46,701

Change in plan assets:
Fair value of plan assets as of October 1	134,979	170,400	14,546	16,200
Actual return (loss) on plan assets	23,052	(18,800)	2,847	(1,500)
Avaya contribution	2,203	—	—	—
Transfer to Avaya for Retired and Terminated Vested Employees During Period	(50,552)	(16,621)	(5,984)	(154)
Fair value of plan assets as of September 30	109,682	134,979	11,409	14,546

Unfunded Status of the Plan	(36,107)	(18,636)	(41,914)	(32,155)
Unrecognized prior service cost	7,365	2,094	11,608	(118)
Unrecognized net loss	44,343	33,502	8,059	12,621
Prepaid (accrued) benefit cost	$15,601	$16,960	$(22,247)	$(19,652)

Amount recognized in the Combined Balance Sheets consists of:
Accrued benefit costs	$(18,735)	$(3,669)	$(22,247)	$(19,652)
Intangible asset	7,365	3,861	—	—
Accumulated other comprehensive loss, net of tax	26,971	16,768	—	—
Net amount recognized	$15,601	$16,960	$(22,247)	$(19,652)

	As of September 30,
	2003	2002
Pension and postretirement benefits weighted average assumptions:
Discount rate	6.0%	6.5%
Expected return on plan assets	9.0%	9.0%
Rate of compensation increase	4.0%	4.0%

For postretirement healthcare, a 10.3 percent annual rate of increase in the per capita cost of covered healthcare benefits was assumed for fiscal year 2003. The rate was assumed to decline gradually to 5.0 percent by the year 2009, and remain at that level thereafter.

	Pension Benefits Year Ended September 30,			Postretirement Benefits Year Ended September 30,
	2003	2002	2001	2003	2002	2001
Components of net periodic benefit costs:
Service cost	$6,367	$6,343	$7,621	$967	$916	$1,043
Interest cost	10,067	10,155	12,104	3,133	2,890	3,701
Expected return on plan assets	(15,191)	(14,800)	(19,061)	(1,800)	(1,890)	(1,700)
Amortization of unrecognized prior service cost	1,133	1,109	2,706	700	282	693
Recognized net actuarial (gain) loss	—	—	(303)	380	(50)	830
Amortization of transition asset	—	(110)	(1,605)	—	—	—
Curtailment (gain) loss	(1,637)	2,138	3,686	(768)	—	—
Special termination benefits	2,821	—	6,484	—	—	—
Net periodic benefit cost	$3,560	$4,835	$11,632	$2,612	$2,148	$4,567

As of September 30, 2003 and 2002, the Avaya pension and postretirement plan assets did not hold any direct investment in Avaya common stock.

Postretirement health care trend rates have a slight effect on the amounts reported for the postretirement health care plan.  A one-percentage-point increase in the Business’ healthcare cost trend rates would have increased the postretirement benefit obligation by $43.  Conversely, a one-percentage-point decrease would have decreased the postretirement benefit obligation by $43.  A one-percentage-point change in the Business’ healthcare cost trend rates would have had a minimal effect on the total of the service and interest cost components of net periodic benefit costs.

Savings Plans

The majority of the Business’ employees are eligible to participate in savings plans sponsored by Avaya.  The plans allow employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines.  Avaya matches a percentage of employee contributions up to certain limits. The Business’ expense related to these savings plans was $2,413, $2,366, and $5,341 for the fiscal periods 2003, 2002 and 2001, respectively.

9. Operating Segments

The Business reports its operations in three segments: SYSTIMAX®, ExchangeMAX® and Integrated Cabinet Solutions.  The SYSTIMAX segment represents the Business’ copper and fiber structured cabling systems sold primarily to enterprises of various sizes.  The ExchangeMAX segment represents copper structured cabling systems sold primarily to central offices of service providers. The Integrated Cabinet Solutions segment represents electronic cabinets sold primarily to service providers.  The costs of shared services and other corporate center operations managed on a common basis represent business activities that do not qualify for separate operating segment reporting and are aggregated in the Corporate and other category.  The following table presents the key financial metrics regularly reviewed by the Business’ chief operating decision maker to make decisions about resources to be allocated to the segments and assessing their performance.

Reportable Segments

	Year Ended September 30,
	2003	2002	2001
SYSTIMAX:
Revenue	$433,247	$414,389	$694,756
Operating income	78,076	70,256	184,527
Inventory	87,099	70,076	81,181
ExchangeMAX:
Revenue	$53,222	$86,151	$388,299
Operating income (loss)	(14,017)	(55,343)	111,567
Inventory	37,455	37,672	68,905
Integrated Cabinet Solutions:
Revenue	$55,231	$70,809	$236,616
Operating income (loss)	(10,829)	(7,020)	56,295
Inventory	18,709	13,967	22,855

Reconciling Items

A reconciliation of the totals reported for the operating segments to the corresponding line items in the combined financial statements is as follows:

	Year Ended September 30,
	2003	2002	2001
Revenue:
Total reportable segments	$541,700	$571,349	$1,319,671

Operating income:
Total reportable segments	$53,230	$7,893	$352,389
Corporate and other:
Business restructuring and related charges and start-up expenses	505	(16,037)	(35,653)
Corporate and unallocated shared expenses	(45,096)	(81,347)	(140,336)
Total operating income (loss)	$8,639	$(89,491)	$176,400

Total assets:
Total reportable segments	$143,263	$121,715	$172,941
Corporate	322,634	311,992	499,689
Total assets	$465,897	$433,707	$672,630

The total reportable segments operating income includes a portion of the allocated corporate expenses from Avaya and represent expenses that are dedicated to the Business.  Corporate and unallocated shared expenses include costs such as selling, research and development, marketing, information technology and finance that are not directly managed by or identified with the reportable segments.

Inventory is the only information made available in the measure of the segment’s assets.  The chief operating decision maker regularly reviews inventory balances to manage the production and sales of

SYSTIMAX, ExchangeMAX and Integrated Cabinet Solutions.  Although the segments are managed separately due to their distinct product offerings, management does not segregate the Business’ remaining assets such as receivables, deferred income taxes, taxes receivable, long-lived assets and intangible asset, which are included in the Corporate category.

Geographic Information

	Revenue (1) Year Ended September 30,			Long-Lived Assets (2) As of September 30,
	2003	2002	2001	2003	2002

U.S.	$298,966	$339,104	$1,000,043	$138,747	$163,022
Foreign countries	242,734	232,245	319,628	40,317	39,615
Total	$541,700	$571,349	$1,319,671	$179,064	$202,637

(1) Revenue is attributed to geographic areas based on the location of customers.

(2) Represents property, plant and equipment, net.

Concentrations

The Business sells its products to a broad set of global enterprises ranging from large, multinational enterprises to small and mid-sized enterprises.  These enterprises consist of indirect distributors and original equipment manufacturers that conduct business with companies in the telecommunications industry.  Revenues are generated from three main regions including North America, Asia Pacific, and Europe, Middle East and Africa.

Product revenue from Connectivity’s two largest distributors as a percent of the Business’ total revenue was 59% and 60% in 2003 and 2002 respectively.  As of September 30, 2003, outstanding receivables were 40% and 7% for the two largest distributors.  Outstanding receivables for the two largest distributors as of September 30, 2002, were 33% and 20%.

The Business performs periodic credit evaluations of its customers’ financial condition and may require collateral for its accounts receivable.  In some cases, the Business will require payment in advance or security in the form of a letter of credit or third party guarantees.

The Business purchases copper rod and fluorinated ethylene propylene copolymer (FEP) for its manufacturing process from a limited number of suppliers.  Agreements have been executed for these products that commit the suppliers to provide certain amounts of product based on the Business’ supply needs.  The Business is obligated to purchase its entire copper requirement from one supplier and 90 percent of its FEP requirements from another supplier. The copper supplier is required to provide up to 60 million pounds of copper rod annually under the agreement, which expires in December 2006.  The FEP supplier is required to provide on an annual basis at least 100 percent of the Business’ prior year consumption of FEP under the agreement, which expires in September 2006.  The Business’ purchases under these agreements are generally set at current market prices.  The Business or supplier can terminate the FEP agreement with a 60 day written notice without penalty.  Purchases of copper totaled $14,278 and

$17,195 in 2003 and 2002, respectively.  Purchases of FEP totaled $21,897 and $29,578 in 2003 and 2002, respectively.  The Business is not aware of any other significant concentration of business transacted with a particular supplier that could, if suddenly eliminated, have a material adverse affect on the Business’ financial position, results of operations or cash flows.

10. Derivatives and Other Financial Instruments

Connectivity conducts its business on a multi-national basis in a wide variety of foreign currencies and, as such, uses derivative financial instruments to reduce earnings and cash flow volatility associated with foreign exchange rate changes. Specifically, the Business uses foreign currency forward contracts to mitigate the effects of fluctuations of exchange rates associated with certain existing assets and liabilities that are denominated in non-functional currencies and, from time to time, to reduce anticipated net foreign currency cash flows resulting from normal business operations.

The Business engages in foreign currency hedging activities to reduce the risk that changes in exchange rates will adversely affect the eventual net cash flows resulting from the sale of products to international customers and purchases from international suppliers. The Business believes that it has achieved risk reduction and hedge effectiveness because the gains and losses on its derivative instruments substantially offset the losses and gains on the assets, liabilities and transactions being hedged. Hedge effectiveness is periodically measured by comparing the change in fair value of each hedged foreign currency exposure at the applicable market rate with the change in market value of the corresponding derivative instrument.

Recorded Transactions

The Business utilizes foreign currency forward contracts primarily to manage short-term exchange rate exposures on certain receivables, payables and loans residing on foreign affiliates’ books, which are denominated in currencies other than the affiliates’ functional currencies.  When these items are revalued into the affiliates’ functional currency at the month-end exchange rates, the fluctuations in the exchange rates are recognized in earnings as other income or expense.  Changes in the fair value of the Business’ foreign currency forward contracts used to offset these exposed items are also recognized in earnings as other income or expense in the period in which the exchange rates change. For the fiscal years ended September 30, 2003 and 2002, the changes in the fair value of the foreign currency forward and option contracts were substantially offset by changes resulting from the revaluation of the foreign currency exposures being hedged.  As permitted under SFAS 133, the Business has elected not to designate its forward contracts as hedges thereby precluding the use of hedge accounting for these instruments.

The notional amounts as of September 30, 2003 and 2002 of the Business’ foreign currency forward contracts were $34,033 and $1,000, respectively. These notional amounts represent the equivalent in U.S. dollars for contracts in Euros. Notional amounts represent the face amount of the contractual arrangements and the basis on which U.S. dollars are to be exchanged and are not a measure of market or credit exposure.

Forecasted Transactions

From time to time, the Business uses foreign currency forward contracts to offset certain forecasted foreign currency transactions primarily related to the purchase or sale of product expected to occur during the ensuing twelve months. The change in the fair value of foreign currency forward contracts is recognized as other income or expense in the period in which the exchange rates change.  The Business did not use any foreign currency forward contracts for forecasted transactions in fiscal 2003 or 2002.

Fair Value

The carrying amounts of receivables, accounts payable and accrued liabilities approximate fair value because of their short-term maturity. As of September 30, 2003 and 2002, the Business’ foreign currency forward contracts were assets and had a net carrying value of $187 and $9, respectively, which represented their estimated fair value based on market quotes obtained through independent pricing sources.

11. Commitments and Contingencies

Legal Proceedings

From time to time, Connectivity is involved in legal proceedings arising in the ordinary course of business. Other than as described below, the Business believes there is no litigation pending against it that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations or cash flows.

Environmental, Health and Safety Matters

The Business is subject to a wide range of governmental requirements relating to employee safety and health and to the handling and emission into the environment of various substances used in its operations. The Business is subject to certain provisions of environmental laws, particularly in the United States, governing the cleanup of soil and groundwater contamination. Such provisions impose liability for the costs of investigating and remediating releases of hazardous materials at currently or formerly owned or operated sites. In certain circumstances, this liability may also include the cost of cleaning up historical contamination, whether or not caused by the Business. The Business is currently conducting investigation and/or cleanup of known contamination at its Omaha facility.  Environmental costs related to the investigation and cleanup are not reasonably likely to be material.  There are no known third parties who may be responsible for investigation and/or cleanup at this site and therefore, for purposes of assessing the adequacy of financial reserves for these liabilities, the Business has not assumed that it will recover amounts from any third party, including under any insurance coverage or indemnification arrangement.  The Business does not separately track recurring costs of managing hazardous substances and pollutants in ongoing operations, but does not believe them to be material.

It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Business has established financial reserves to cover environmental liabilities where they are probable and reasonably estimable. Reserves for estimated losses from environmental matters are undiscounted and consist primarily of estimated remediation and monitoring costs and are based primarily upon internal or third-party environmental studies and the extent of contamination and the type of required cleanup.  The

Business is not aware of, and has not included in reserves any provision for, any unasserted environmental claims.

The reliability and precision of estimates of the Business’ environmental costs may be affected by a variety of factors, including whether the remediation treatment will be effective, contamination sources have been accurately identified and assumptions regarding the movement of contaminants are accurate.  In addition, estimates of environmental costs may be affected by changes in law and regulation, including the willingness of regulatory authorities to conclude that remediation and/or monitoring performed by the Business is adequate.

The Business assesses the adequacy of environmental reserves on a periodic basis.  For the fiscal years ended September 30, 2003 and 2002, respectively, no amounts were charged to the Statements of Operations for environmental costs as reserves were deemed to be adequate.  Expenditures for environmental matters for the fiscal years ended September 30, 2003 and 2002 were not material to the Business’ financial position, results of operations or cash flows.  Payment for the environmental costs covered by the reserves may be made over a 30-year period.

Product Warranties

The Business recognizes a liability for the estimated costs that may be incurred to remedy certain deficiencies of quality or performance of the Business’ products. These product warranties extend over a specified period of time generally ranging from one to twenty years from the date of sale depending upon the product subject to the warranty. The Business accrues a provision for estimated future warranty costs based upon the historical relationship of warranty claims to sales. The Business periodically reviews the adequacy of its product warranties and adjusts, if necessary, the warranty percentage and accrued warranty reserve, which is included in other current liabilities in the Combined Balance Sheets, for actual experience.

The following table reconciles the changes in the Business’ product warranty reserve as of and for the fiscal year ended September 30, 2003:

Balance at September 30, 2002	$8,632
Warranties accrued during the fiscal year ended September 30, 2003	1,019
Less actual warranty expenses incurred during the fiscal year	(1,783)
Balance at September 30, 2003	$7,868

Guarantees of Indebtedness

Long-Term Purchase Contracts

The Business has entered into a long-term products purchase agreement with a manufacturer for the purchase of specific central offices product or premises product through December 2002.  The agreement requires the manufacturer to supply and the Business to purchase certain minimum levels of product.  In the event that the Business does not meet its defined purchase commitment within a calendar year, the Business is obligated to pay liquidated damages to the manufacturer.  Liquidated damages are based on a predetermined calculation that relates to percentages of the unpurchased minimum commitment amount, as defined in the agreement.  Accordingly, in January 2003 and February 2002, the Business paid liquidated damages amounting to $9,800 and $8,300 related to the calendar year 2002 and 2001 purchase commitments, respectively.  No liquidated damages payments were made prior to February 2002.

The Business has also entered into a long-term purchase incentive agreement with this manufacturer for such purchases through December 2005.  The agreement requires the Business to pay a minimum annual fee to the manufacturer of approximately $3,000 for the calendar years 2002 through 2005.  This fee is reduced by 25 percent of the purchases made from the manufacturer annually.  During fiscal 2002, management determined that the Business would not make the future required purchases under this agreement and accordingly, recorded a reserve to cover the liability for the remainder of the contract term.  As of September 30, 2003, the maximum potential exposure under this commitment was approximately $7,500, of which the Business recorded $3,000 in other current liabilities and $4,500 in other liabilities.

Conditional Purchase Obligations

Connectivity has purchase contracts with several unaffiliated companies for the manufacture of structured cabling systems and electronic cabinets.  The Business is not obligated to purchase products from these manufacturers in any specific quantity, except as the Business outlines in forecasts or orders for products to be manufactured within a one to four month timeframe.  In addition, the Business may be obligated to purchase certain excess inventory levels that could result from the Business’ actual sales of product varying from forecast.  During fiscal years ended September 30, 2003, 2002 and 2001, the Business was not required to purchase any such excess product under these obligations.  There can be no assurance that the Business will not be obligated to purchase product under these arrangements in the future.

Connectivity maintains inventory from several suppliers on a consignment basis.  The Business may cancel these consignment arrangements at any time without cause.  However, upon termination of the arrangement, the Business is obligated to purchase the consigned inventory as a significant portion of this inventory is customized to the specifications of the Business.  During fiscal 2003, 2002 and 2001, the Business was not required to purchase any such consigned inventory.  As of September 30, 2003, the maximum potential payment under these commitments was approximately $7,234, of which the Business recorded $419 in other current liabilities.

Leases

The Business leases certain buildings and equipment under operating lease agreements that expire in various years through 2013.  Total rental expense under these leases was $3,172, $3,321, and $3,313 in 2003, 2002 and 2001, respectively.

The table below shows the future minimum lease payments due under non-cancelable operating leases as of September 30, 2003.

Year Ended September 30,
2004	$3,029
2005	2,676
2006	2,541
2007	2,678
2008	2,707
Thereafter	7,898
Total	$21,529

Security Interests in Connectivity Assets

Avaya has a $250,000 five-year revolving credit facility (the “Credit Facility”) with third party financial institutions that expires in September 2005.  There were no amounts outstanding under the Credit Facility as of September 30, 2003.

Because Avaya’s corporate credit is currently rated B+ by Standard & Poor’s and B3 by Moody’s, any obligation under the Credit Facility is secured by certain of Avaya’s assets, including, without limitation, the domestic equipment, accounts receivable, inventory and intellectual property rights of the Business (the “Collateral”).  The security interest would be suspended in the event Avaya’s corporate credit rating was at least BBB by Standard & Poor’s and its long-term senior unsecured debt rating was at least Baa2 by Moody’s, in each case with a stable outlook.

In March 2002 and May 2003, Avaya issued in public offerings $440,000 and $200,000, respectively, aggregate principal amount of 11 1/8 percent Senior Secured Notes due 2009 (the “Senior Secured Notes”).  The Senior Secured Notes are secured by a second priority security interest in the assets securing the Credit Facility, including the Collateral.  In the event that (i) Avaya’s corporate credit rating is rated at least BBB by Standard & Poor’s and its long-term senior unsecured debt is rated at least Baa2 by Moody’s, each without a negative outlook or its equivalent, or (ii) subject to certain conditions, at least $400,000 of unsecured indebtedness is outstanding or available under the Credit Facility or a bona fide successor credit facility, the security interest in the assets securing the Senior Secured Notes, including the Collateral, will terminate.

The security arrangements governing the Collateral under the Credit Facility and the Senior Secured Notes provide that the security interests in the Collateral shall be released upon the sale of the Business.

12. Subsequent Events

Sale of the Business

In October 2003, Avaya agreed to sell certain assets and liabilities of the Business to CommScope, Inc.  On January 31, 2004, the sale of essentially all of Connectivity Solutions was completed, except for certain remaining international operations that will be completed later in 2004.  Under the terms of the agreement signed with CommScope, the Company received approximately $250,000 of cash, subject to post-closing adjustments, 1,761,538 shares of CommScope common stock valued at approximately $33,000 on the closing date, and the assumption by CommScope of certain liabilities.

Union Arbitration Settlement

On October 30, 2003, in exchange for the International Brotherhood of Electrical Worker’s agreement to withdraw numerous pending and threatened grievances and arbitration demands against Connectivity, the Business agreed to provide a one-time payment of $5 per person to certain employees and offer an enhanced retirement incentive for those employees who are pension eligible as of December 2, 2003.  The settlement agreement was contingent upon the closing of the sale of the Business by Avaya to CommScope.  In the first quarter of fiscal 2004, the Business recorded a charge of approximately $7,000 for the one-time payment and $4,000 related to the acceptance by 124 employees of the retirement incentive offer.